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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Quanta Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

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QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, TX 77056
(713) 629-7600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 26, 2005

To our Stockholders:

     The Annual Meeting of Stockholders of Quanta Services, Inc. will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, on May 26, 2005 at 9:00 a.m. local time.

     At the meeting, you will be asked to consider and act upon the following matters, which are more fully described in the accompanying Proxy Statement:

1.	Election of nine members of our Board of Directors, eight by the holders of Common Stock and one by the holders of Limited Vote Common Stock;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3.	Any other matters that properly come before the meeting or any adjournments of the meeting.

     Our stockholders of record at the close of business on March 28, 2005 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the meeting.

By Order of the Board of Directors

Dana A. Gordon
CORPORATE SECRETARY

Houston, Texas
April 20, 2005

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting in person. To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares by signing and dating the enclosed proxy card and returning it in the accompanying envelope or, if you hold your shares through a broker, via the Internet or telephone. You will find specific instructions for voting via the Internet or telephone on the proxy card if that option is available for your shares. If you attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a broker and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

If you choose to attend the meeting, you will be asked to present valid picture identification and, if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of March 28, 2005.

 i

Audit Fees	26
PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
ADDITIONAL INFORMATION	28
Stockholder Proposals and Nomination of Directors for the 2006 Annual Meeting	28
Proxy Solicitation Costs	28
Other Matters	28

 ii

QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, TX 77056
(713) 629-7600

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 26, 2005

We are distributing this Proxy Statement and the form of proxy beginning on or about April 20, 2005.

ABOUT THE MEETING

What is the purpose of the meeting?

     At the meeting, you and our other stockholders will act upon proposals to elect members of the Board of Directors (the Board) and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Who is entitled to vote at the meeting?

     Only holders of record of our Common Stock, par value $.00001, and Limited Vote Common Stock, par value $.00001, at the close of business on March 28, 2005, the record date for the meeting, are entitled to notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of Common Stock and Limited Vote Common Stock?

     Each share of Common Stock is entitled to one vote on each matter on which it may vote. With respect to the election of directors, holders of Common Stock, voting as a class, will elect eight directors.

     Holders of Limited Vote Common Stock, voting as a class, will elect one director. Each share of Limited Vote Common Stock is entitled to one-tenth of one vote on each other matter on which it may vote.

     On all other matters, holders of Common Stock and Limited Vote Common Stock will vote together.

Who can attend the meeting?

     All stockholders of record as of March 28, 2005, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. and seating will begin at 8:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

How do I vote?

     You may vote your shares in any of the following manners:

1.	by signing and dating the enclosed proxy card and returning it in the accompanying envelope;

2.	if you hold your shares through a broker, by going to the website www.proxyvote.com, with your proxy card in hand, and following the simple instructions (not available to holders of Limited Vote Common Stock);

3.	if you hold your shares through a broker, by telephone following the instructions included with your proxy card (not available to holders of Limited Vote Common Stock); or

4.	by written ballot at the meeting.

     If you are a stockholder of record and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

     Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a stockholder of record and in “street name”?

     Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record stockholders and “street name” holders.

     If your shares are registered directly in your name with Quanta’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record for those shares, and these proxy materials are being sent directly to you.

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” These proxy materials are being forwarded to you by your broker or nominee which is considered the stockholder of record for those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, because you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the vote of your shares.

Can I change my vote after I return my proxy card?

     Yes. You may change your vote at any time before the proxy is exercised, even after you have submitted your proxy card, by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy card bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and vote your shares in person by completing a written ballot. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” and you wish to change your vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

What constitutes a quorum?

     With respect to the election of directors, a majority of the outstanding shares of each of the Common Stock and Limited Vote Common Stock entitled to vote must be present, either in person or represented by proxy, to constitute a quorum.

     For all other matters, a majority of the outstanding shares entitled to vote of the Common Stock and Limited Vote Common Stock in the aggregate must be present, either in person or represented by proxy, to constitute a quorum. As of March 28, 2005, 116,683,628 shares of Common Stock and 1,011,780 shares of Limited Vote Common Stock were outstanding and entitled to vote. Properly executed proxies received, but marked as abstentions and broker non-votes, will be counted for purposes of establishing a quorum at the meeting.

What vote is required to approve each item to be voted on at the meeting?

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the eight nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock, and the one nominee who receives the highest number of properly executed “FOR” votes from the holders of Limited Vote Common Stock, will be elected as directors.

     Under Delaware law, any other matter properly coming before the meeting will be decided by the vote of the holders of a majority of the shares entitled to vote on that matter, with all classes of stock voting together.

     A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted. Accordingly, an abstention will have no effect on the election of directors but will have the effect of a negative vote on any other matter properly coming before the meeting. A properly executed proxy marked as a broker non-vote will not be counted as a vote for or against any matter properly coming before the meeting.

What are broker non-votes?

     Broker non-votes occur when you hold your shares through a broker, and your broker does not vote your shares on a particular matter because (i) the New York Stock Exchange (NYSE) does not deem the matter “routine” and (ii) your broker has not received voting instructions from you. On routine matters, such as the election of directors, your broker can vote your shares without instructions from you.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote “FOR” each of the proposed directors and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What if I receive more than one proxy card?

     If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.

Where can I find the voting results of the meeting?

     We plan to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the three months ending June 30, 2005.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of April 7, 2005, unless otherwise indicated, with respect to each person known by Quanta to be the beneficial owner of more than 5% of the outstanding shares of Quanta’s Common Stock or Limited Vote Common Stock.

		Amount
		of Shares
Name and Address		Beneficially
of Beneficial Owner	Title of Class	Owned		Percent of Class
First Reserve Fund IX, L.P.	Common Stock	11,604,680	(1)	9.95%
One Lafayette Place
Greenwich, Connecticut 06830

Third Avenue Management LLC	Common Stock	9,643,500	(2)	8.27%
622 Third Avenue, 32nd Floor
New York, New York 10017

Pioneer Global Asset Management S.p.A.	Common Stock	7,065,556	(3)	6.06%
Galleria San Carlo 6
20122 Milan, Italy

Dimensional Fund Advisors Inc.	Common Stock	6,956,665	(4)	5.96%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Vincent D. Foster	Limited Vote Common Stock	191,698		18.95%
1300 Post Oak Blvd., Suite 800	Common Stock	189,897	(5)	*
Houston, Texas 77056

William G. Parkhouse	Limited Vote Common Stock	165,632	(6)	16.37%
203 Canyon Rim Drive
Austin, Texas 78746

Parkhouse Family Irrevocable Trust	Limited Vote Common Stock	139,176		13.76%
c/o Alice Parkhouse
203 Canyon Rim Drive
Austin, Texas 78746

James C. Thomas	Limited Vote Common Stock	119,465		11.81%
4040 San Felipe, Suite 155
Houston, Texas 77027

Gram Family Investments, LP	Limited Vote Common Stock	75,258		7.44%
Attention: Bernard Gram
822 N.E. 102nd Street
Kansas City, Missouri 64155

James H. & Constance Haddox	Limited Vote Common Stock	70,000		6.92%
9141 Briar Forest	Common Stock	255,930	(7)	*
Houston, Texas 77024

		Amount
		of Shares
Name and Address		Beneficially
of Beneficial Owner	Title of Class	Owned	Percent of Class
Steven P. Colmar	Limited Vote Common Stock	59,904	5.92%
Colmar Industries
603 W. 13th, Suite 1A-247
Austin, Texas 78701

*	Percentage of shares does not exceed 1%.

(1)	Based in part on Schedule 13D/A filed on March 15, 2005, by First Reserve Fund IX, L.P., First Reserve GP IX, L.P. and First Reserve GP IX, Inc., which have shared voting and dispositive power as to all such shares. Includes 18,215 shares of Common Stock and options for 15,000 shares of Common Stock issued to Ben A. Guill, a former director of Quanta and President and a Managing Director of First Reserve Corporation, and 16,661 shares of Common Stock issued to Thomas J. Sikorski, a former director of Quanta and a Managing Director of First Reserve Corporation. First Reserve GP IX, Inc., as the general partner of First Reserve GP IX, L.P., may be deemed to share beneficial ownership of the aforementioned shares of Common Stock and options issued to Messrs. Guill and Sikorski. Although Messrs. Guill and Sikorski disclaim beneficial ownership of any securities of Quanta held by First Reserve Fund IX, L.P., Messrs. Guill and Sikorski may be deemed to be beneficial owners of the shares of Common Stock held by First Reserve Fund IX, L.P.

(2)	Based on Schedule 13G/A filed on February 16, 2005, by Third Avenue Management LLC, which has sole dispositive power over all such shares and sole voting power as to 9,641,500 of such shares.

(3)	Based on Schedule 13G filed on February 10, 2005, by Pioneer Global Asset Management S.p.A., which has sole voting and dispositive power over all such shares.

(4)	Based on Schedule 13G filed on February 9, 2005, by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. (Dimensional), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Common Stock of Quanta listed above that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Quanta held by the Funds. However, all such shares are owned by the Funds. Dimensional disclaims beneficial ownership of these shares.

(5)	Includes 31,500 shares of Common Stock that may be acquired by Mr. Foster within 60 days of April 7, 2005, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power.

(6)	Does not include 139,176 shares of Limited Vote Common Stock held in trust for members of Mr. Parkhouse’s family, of which he disclaims beneficial ownership.

(7)	Includes 93,750 shares of Common Stock that may be acquired by Mr. Haddox within 60 days of April 7, 2005, through the exercise of stock options.

Security Ownership of Management

     The following table sets forth, as of April 7, 2005, the number of shares of Common Stock and Limited Vote Common Stock beneficially owned by (i) each of our Directors and Director nominees, (ii) each of our executive officers named in the Summary Compensation Table and (iii) all of our Directors and executive officers as a group.

				Shares of
	Shares of Limited Vote Common			Common Stock
	Stock Beneficially Owned			Beneficially Owned
			Percent			Percent
			of			of
Name	Number		Class	Number		Class
John R. Colson	—		—	2,331,425	(1)	2.00%
John R. Wilson	—		—	715,451		*
Gary A. Tucci	—		—	579,258	(2)	*
James H. Haddox	70,000	(3)	6.92%	255,930	(4)	*
Vincent D. Foster	191,698		18.95%	189,897	(5)	*
Kenneth W. Trawick	—		—	91,991		*
James R. Ball	29,625		2.93%	81,441	(6)	*
Louis C. Golm	—		—	52,669	(7)	*
Dana A. Gordon	—		—	27,830		*
Bernard Fried	—		—	25,242		*
Worthing F. Jackman	—		—	—		*
Bruce Ranck	—		—	—		*
All directors and executive officers as a group (15 persons)	328,823		32.50%	4,554,321	(8)	3.90%

*	Percentage of shares does not exceed 1%.

(1)	Includes 13,500 shares over which Messrs. Colson and Foster share voting and dispositive power.

(2)	Includes 75,000 shares of Common Stock held by Mr. Tucci that may be acquired within 60 days of April 7, 2005, through the exercise of stock options.

(3)	The 70,000 shares of Limited Vote Common Stock are held by James and Constance Haddox as joint tenants.

(4)	Includes 93,750 shares of Common Stock held by Mr. Haddox that may be acquired within 60 days of April 7, 2005, through the exercise of stock options.

(5)	Includes 31,500 shares of Common Stock held by Mr. Foster that may be acquired within 60 days of April 7, 2005, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power.

(6)	Includes 45,000 shares of Common Stock held by Mr. Ball that may be acquired within 60 days of April 7, 2005, through the exercise of stock options.

(7)	Includes 10,000 shares of Common Stock held by Mr. Golm that may be acquired within 60 days of April 7, 2005, through the exercise of stock options.

(8)	Includes 308,125 shares of Common Stock that may be acquired within 60 days of April 7, 2005, through the exercise of stock options.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

     The current term of office of all of our directors expires at the 2005 annual meeting. The Board of Directors proposes that the following nominees be elected for a new term of one year and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has consented to serve if elected. If a nominee becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

     The directors standing for election by each class of shares entitled to vote are:

Nominees for Election by the Holders of Common Stock:

Name	Age	Position(s) with Quanta	Director Since
James R. Ball	62	Director	1998
John R. Colson	57	Chief Executive Officer, Chairman of the Board of Directors	1998
Bernard Fried	48	Director	2004
Louis C. Golm	63	Director	2002
Worthing F. Jackman	40	Director Nominee	—
Bruce Ranck	56	Director Nominee	—
Gary A. Tucci	48	Chief Executive Officer of Potelco, Inc., Director	1998
John R. Wilson	55	President - Electric Power and Gas Division, Director	1998

Nominee for Election by the Holders of Limited Vote Common Stock:

Name	Age	Position(s) with Quanta	Director Since
Vincent D. Foster	48	Director	1998

     James R. Ball has been a member of the Board of Directors since 1998 and is a private investor with J. R. Ball Investments, a private investment firm. Mr. Ball serves as a director of ABS Group of Companies, Inc. and Kraton Polymers LLC. Mr. Ball holds a Master of Science in Management degree.

     John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as our Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He is currently a director of the Missouri Valley Chapter of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation and, since May 1999, a director of U. S. Concrete, Inc.

     Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Senior Managing Director of Main Street Mezzanine Fund, L.P. (and its predecessor firms), a venture capital firm, since 1997. Mr. Foster is also a director of U. S. Concrete, Inc. and Carriage Services, Inc. Mr. Foster holds a J.D. degree and is a Certified Public Accountant.

     Bernard Fried has been a member of the Board of Directors since March 2004. He has been an independent consultant to the financial and software services industries, including serving as an advisor to the board of Citadon, Inc., a software services provider, since November 2003. Mr. Fried served as Chief Executive Officer and President of Citadon, Inc. from 2001 until November 2003, Principal Vice President and Program Manager of Bechtel Business Services, a shared services operating unit of Bechtel Group, Inc., an international engineering and construction firm, from 2000 until 2001, and Chief Financial Officer and Managing Director of Bechtel Enterprises,

Inc., a financing and development subsidiary of Bechtel Group, Inc., from 1997 until 2000. Mr. Fried holds a M.B.A. degree.

     Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. Mr. Golm serves as a director of Kirusa Inc. Mr. Golm holds a Master of Science in Management degree and a M.B.A. degree.

     Worthing F. Jackman is a director nominee. He has served as Executive Vice President – Chief Financial Officer of Waste Connections, Inc., an integrated solid waste services company, since September 2004 and served as its Vice President – Finance and Investor Relations from April 2003 until August 2004. From 1991 until April 2003, Mr. Jackman held various positions with Deutsche Bank Securities, Inc., an investment banking firm, most recently as a Managing Director, Global Industrial and Environmental Services Group. Mr. Jackman holds a M.B.A. degree.

     Bruce Ranck is a director nominee. He has served as Chief Executive Officer of Tartan Textile Services, Inc., a healthcare linen services provider, since August 2003. Mr. Ranck also has been a partner with Bayou City Partners, a venture capital firm, since 1999. From 1970 until 1999, he held various positions with Browning-Ferris Industries, Inc., a provider of waste management services, most recently as Chief Executive Officer and President. Mr. Ranck serves as a director of Dynamex Inc.

     Gary A. Tucci has been a member of the Board of Directors since 1998. Mr. Tucci joined Potelco, Inc., a gas, telecommunications and power infrastructure services provider and now a subsidiary of Quanta, in 1975 and has served as Chief Executive Officer since November 2002 and served as President from 1988 until November 2002. He is a member of the Joint NECA/International Brotherhood of Electrical Workers Apprenticeship and Training Committee as well as the National Labor Relations Board.

     John R. Wilson has been a member of the Board of Directors since 1998. He has served as our President of the Electric Power and Gas Division since January 2003 and served as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 until 1997.

We recommend a vote FOR the election of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND COMMITTEES

Director Meetings

     During the year ended December 31, 2004, the Board of Directors held six meetings. All directors attended at least 75% of the meetings of the Board and the committees of the Board, if any, on which they serve during the periods for which they have served as a director, except for Ben A. Guill, who attended 67% of such meetings. Quanta encourages, but does not require, the members of the Board to attend the annual meeting of stockholders. Last year, seven of our directors attended the annual meeting of stockholders.

Board Structure

     As of the date of this Proxy Statement, the Board is composed of seven directors.

     As a result of their initial investment in Quanta, First Reserve Fund IX, L.P. (First Reserve) had the right to designate up to three directors for election to the Board of Directors. As of March 13, 2003, First Reserve had designated Ben A. Guill, Thomas J. Sikorski and James A. Nattier to the Board. Upon Mr. Nattier’s resignation from the Board on March 18, 2004, First Reserve named Bernard Fried as its third designee to the Board. During the fourth quarter of 2004 and first quarter of 2005, First Reserve sold a significant amount of Quanta Common Stock. Consequently, based upon First Reserve’s reduced percentage ownership in Quanta, First Reserve no longer has the right to designate any directors for election to the Board. Accordingly, Messrs. Sikorski and Guill resigned from the Board on November 30, 2004 and March 17, 2005, respectively, and Mr. Fried is no longer deemed a First Reserve Board designee.

     H. Jarrell Gibbs resigned from the Board for personal reasons on January 30, 2005.

Committees of the Board

     The standing Committees of the Board are as follows:

Number of Meetings
Committee	Members	During 2004	Duties of the Committee Include:
Audit Committee (1)	James R. Ball* Bernard Fried Louis C. Golm	Thirteen	•	Monitor the quality and integrity of Quanta’s financial statements
			•	Appoint and compensate the independent registered public accounting firm

			•	Review the performance of Quanta’s internal audit function and the independent registered public accounting firm

			•	Consider the independence and assess the qualifications of the independent registered public accounting firm

Compensation Committee(1)	James R. Ball* Bernard Fried Louis C. Golm	Four	•	Oversee the administration of the incentive compensation plans and the issuance of restricted Common Stock under Quanta’s 2001 Stock Incentive Plan (as amended from time to time)

			•	Review and approve all officers’ and executives’ salaries, restricted Common Stock awards and other compensation

			•	Review and approve senior executive officer employment agreements

Number of Meetings
Committee	Members	During 2004	Duties of the Committee Include:
Governance and Nominating Committee	James R. Ball Bernard Fried Louis C. Golm*	Six	•	Develop and recommend corporate governance principles applicable to the Board and Quanta
			•	Establish qualifications for membership on the Board and its committees

			•	Make recommendations regarding persons to be nominated for election or re-election to the Board and appointment to its committees

			•	Evaluate policies regarding the recruitment of directors

			•	Review and comment upon the CEO’s nomination of executive officers

Acquisitions Committee	John R. Colson Vincent D. Foster Gary A. Tucci	None	•	Review and monitor the strategic direction of Quanta’s acquisition program
			•	Approve acquisitions of companies within certain financial parameters

Small Acquisitions Committee	John R. Colson Vincent D. Foster	None	•	Approve acquisitions of companies within certain financial parameters

*	Chairman

(1)	H. Jarrell Gibbs served on the Audit and Compensation Committees during 2004. Mr. Gibbs resigned from these committees on January 30, 2005. James A. Nattier served on the Audit Committee during 2004. Mr. Nattier resigned from this committee on March 18, 2004.

CORPORATE GOVERNANCE

     Quanta is committed to having sound corporate governance practices that maximize shareholder value in a manner consistent with legal requirements and the highest standard of integrity. In that regard, the Board has adopted guidelines that provide a framework for the governance of Quanta. In addition, Quanta continually reviews these guidelines and regularly monitors developments in the area of corporate governance. Quanta’s Corporate Governance Guidelines are posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.

Board Independence

     The Board has determined that each of the director nominees standing for election, except the three director nominees who are Quanta employees and Mr. Foster, has no material relationship with Quanta (either directly or as a partner, shareholder or officer of an organization that has a relationship with Quanta) and is “independent” within the meaning of the NYSE’s corporate governance listing standards. The Board has made this determination based on its finding that the independent director nominees meet the categorical standards for director independence set forth in Quanta’s Corporate Governance Guidelines as currently in effect, which are more stringent than the NYSE director independence standards. A copy of Quanta’s categorical standards for director independence is attached as Appendix A to this Proxy Statement.

Audit Committee

     The Board has examined the composition of the Audit Committee in light of the Securities and Exchange Commission (SEC) and NYSE rules governing audit committees. Based upon this examination, the Board confirmed that each of the members of the Audit Committee is “independent” within the meaning of SEC regulations, the NYSE’s corporate governance listing standards and Quanta’s Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. The Audit Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Audit Committee are described in “Committees of the Board” above. The Board has determined that Mr. Fried is an “audit committee financial expert” within the meaning of SEC regulations.

Compensation Committee

     The Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of the NYSE’s corporate governance listing standards and Quanta’s Corporate Governance Guidelines. The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The Compensation Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Compensation Committee are described in “Committees of the Board” above.

Governance and Nominating Committee

     The Board has determined that each of the members of the Governance and Nominating Committee is “independent” within the meaning of the NYSE’s corporate governance listing standards and Quanta’s Corporate Governance Guidelines. The Governance and Nominating Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The Governance and Nominating Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate

Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Governance and Nominating Committee are described in “Committees of the Board” above.

Code of Ethics and Business Conduct

     The Board has adopted a Code of Ethics and Business Conduct that applies to all of Quanta’s directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Ethics and Business Conduct is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. We intend to post at the above location on our website any amendments or waivers to our Code of Ethics and Business Conduct that are required to be disclosed pursuant to Item 5.05 of Form 8-K.

Executive Sessions of Non-Management Directors

     In accordance with the NYSE corporate governance listing standards, Quanta’s non-management directors meet regularly in executive sessions without management following each regularly scheduled Board meeting. These sessions are presided over by a Presiding Director who is selected on a rotating basis by the participants at each session.

Communications with the Board

     Stockholders and other interested parties may communicate with one or more of Quanta’s directors including any Presiding Director or Quanta’s non-management directors as a group, a committee or the full Board by writing to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. All communications will be reviewed by Quanta’s Corporate Secretary and forwarded to one or more of Quanta’s directors, as appropriate.

Director Qualifications

     Quanta’s Corporate Governance Guidelines contain Board membership qualifications that the Governance and Nominating Committee considers in selecting nominees for Quanta’s Board. Under these qualifications, members of the Board should possess the highest standards of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Quanta’s stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment, the willingness to speak their mind and the ability to challenge and stimulate management in a constructive manner. In addition, Board members should have experience at the policy-making level in business, government, education or technology, and in areas that are relevant to Quanta’s business. Further, they should have demonstrated leadership skills in the organizations with which they are or have been affiliated. Members of the Board must also be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

Identifying and Evaluating Nominees for Director

     The Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Governance and Nominating Committee will also consider director nominations by stockholders that are made in compliance with the notice provisions and procedures set forth in our bylaws. For a discussion of these requirements, see “Additional Information - Stockholder Proposals and Nomination of Directors for the 2006 Annual Meeting” below. All applications, recommendations or proposed nominations for Board membership received by Quanta will be referred to the Governance and Nominating Committee. There are no differences in the manner in which the

Governance and Nominating Committee evaluates the qualifications of nominees for director based on whether the nominee is recommended by a stockholder.

     Messrs. Jackman and Ranck were recommended for nomination as directors by one of Quanta’s non-management directors. Messrs. Jackman and Ranck are the only nominees for election to the Board at the 2005 annual meeting who have not been previously elected to the Board.

     Once the Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” above.

     In addition, the Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to Quanta including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Quanta management. After completing this evaluation and, if warranted, interview, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.

Director Compensation

     The Governance and Nominating Committee has the responsibility of recommending non-employee directors’ compensation and benefits to the Board. The committee is guided by certain director compensation principles set forth in Quanta’s Corporate Governance Guidelines. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Each non-employee director receives a fee for attendance at each meeting of the Board of Directors or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; $500 for attendance at a committee meeting by telephone; and $500 additional compensation for attendance at a committee meeting by the committee chairman. Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) an annual cash retainer payment of $30,000 and (ii) an annual award of shares of restricted Common Stock having a value of $60,000. Upon the appointment of Messrs. Fried and Gibbs to the Board on March 18, 2004, each received a prorated cash retainer payment of $6,165 and a prorated award of shares of restricted Common Stock having a value of $12,330. Upon initial election to the Board of Directors at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted Common Stock having a value of $120,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted Common Stock having a value of $60,000. In addition, at every annual meeting of the Board of Directors beginning with the 2005 annual meeting, the chairman of the Audit Committee receives an annual cash retainer payment of $5,000 and the chairman of the Compensation Committee and of the Governance and Nominating Committee receive an annual cash retainer payment of $3,000. Unless the director’s service is interrupted, shares of restricted Common Stock awarded to non-employee directors vest over three years in three equal annual installments. Any unvested shares of restricted Common Stock will vest in full if the non-employee director is not nominated for or elected to a new term or resigns at our convenience. If the non-employee director voluntarily resigns or is asked to resign, or is removed for cause prior to vesting, all unvested shares of restricted Common Stock will be forfeited. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta. Currently, six non-employee director nominees are standing for election at this meeting.

EXECUTIVE OFFICERS

     Our current executive officers are as follows:

Name	Age	Position(s) with Quanta
John R. Colson	57	Chief Executive Officer, Chairman of the Board of Directors
James H. Haddox	56	Chief Financial Officer
John R. Wilson	55	President - Electric Power and Gas Division, Director
Kenneth W. Trawick	57	President - Telecommunications and Cable Television Division
Dana A. Gordon	37	Vice President, General Counsel and Secretary
Derrick A. Jensen	34	Vice President, Controller and Chief Accounting Officer
Nicholas M. Grindstaff	42	Treasurer
Benadetto G. Bosco	47	Senior Vice President - Business Development and Outsourcing
James F. O’Neil III	46	Senior Vice President - Operations Integration and Audit
Darren B. Miller	45	Vice President - Information Technology and Administration

For a description of the business background of Messrs. Colson and Wilson, see “Election of Directors” above.

     James H. Haddox has served as our Chief Financial Officer since November 1997 and served as our Secretary from December 1997 until March 1999 and as our Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.

     Kenneth W. Trawick has served as our President of the Telecommunications and Cable Television Division since June 2004 and served as President of Trawick Construction Company, Inc. (Trawick Construction), a telecommunications specialty contractor and now a subsidiary of Quanta, from April 2003 until May 2004, and as a Vice President of Quanta from June 2001 until March 2003. Mr. Trawick joined Trawick Construction in 1974 and served as Executive Vice President from January 2000 until May 2001.

     Dana A. Gordon has served as our Vice President, General Counsel and Secretary since January 2001 and as our Chief Compliance Officer since August 2002. She served as Associate General Counsel from August 1999 until December 2000. Ms. Gordon holds a J.D. degree.

     Derrick A. Jensen has served as our Vice President and Controller since December 1997 and as our Chief Accounting Officer since March 1999.

     Nicholas M. Grindstaff has served as our Treasurer since October 1999 and served as our Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.

     Benadetto G. Bosco has served as our Senior Vice President of Business Development and Outsourcing since May 2004 and served as our Senior Vice President of Outsourcing from April 2003 until April 2004 and as our Vice President of Outsourcing from July 2002 until April 2003. From 1997 until joining Quanta, he served as Vice President of Network/National Sales for Exelon Infrastructure Services, Inc., a provider of transmission and distribution infrastructure services to electrical, gas, telecommunications and cable industries. Mr. Bosco holds an M.B.A. degree.

     James F. O’Neil III has served as our Senior Vice President of Operations Integration and Audit since December 2002 and served as our Vice President of Operations Integration from August 1999 until December 2002. From 1980 until 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, most recently as Director, Global Deepwater Development.

     Darren B. Miller has served as our Vice President of Information Technology and Administration since October 2003. From 1996 until May 2003, Mr. Miller held various positions with Encompass Services Corporation, a provider of facilities systems and services to the construction, healthcare, commercial realty and technology industries, most recently as Senior Vice President and Chief Financial Officer. Encompass Services Corporation filed for Chapter 11 bankruptcy in November 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

     The following table sets forth the compensation paid or accrued by Quanta in each of the last three fiscal years to our Chief Executive Officer and the four other highest-paid executive officers in 2004 (the Named Executive Officers):

				Long-Term Compensation
		Annual Compensation		Awards
					Securities
				Restricted	Underlying Options/	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s)($)(1)	SARs (#)(2)	Compensation ($)(3)
John R. Colson	2004	612,500	0	250,002	—	9,225
Chief Executive Officer	2003	538,750	0	667,045	—	9,000
	2002	437,501	0		75,000	8,500

James H. Haddox	2004	322,500	0	150,003	—	9,225
Chief Financial Officer	2003	293,125	0	486,241	—	9,000
	2002	266,251	0		50,000	8,500

John R. Wilson	2004	322,500	0	99,999	—	9,225
President – Electric Power	2003	300,000	0	392,814	—	9,000
and Gas Division	2002	226,250	27,000		20,000	8,500

Kenneth W. Trawick	2004	244,208	0	341,627	—	9,225
President – Telecommunications	2003	122,657	182,384	2,634	—	4,221
and Cable Television Division	2002	157,325	0		2,000	3,635

Dana A. Gordon	2004	234,850	0	59,998	—	9,225
Vice President, General	2003	202,500	0	108,156	—	9,000
Counsel and Secretary	2002	145,000	0		10,000	8,263

(1)	Represents the market value of awards of restricted Common Stock on the date of award. Unless otherwise noted, the shares of restricted Common Stock vest over three years in three equal annual installments commencing on the applicable date for the quarter in which the award is made, assuming the executive officer continues to meet the requirements for vesting. Dividends are paid on restricted Common Stock as and when dividends are paid on Common Stock. During 2003, Messrs. Colson, Haddox, Wilson and Trawick and Ms. Gordon received 226,117, 111,607, 69,598, 893 and 36,663 shares, respectively, of restricted Common Stock pursuant to the exchange offer, described in footnote (2) and “2001 Stock Incentive Plan” below. In addition, during 2003, Mr. Wilson was awarded 50,000 shares of restricted Common Stock, and Mr. Haddox received 50,000 shares of restricted Common Stock, which fully vested on February 28, 2004, in exchange for the relinquishment of certain rights under his original employment agreement. During 2004, Messrs. Colson, Haddox, Wilson and Trawick and Ms. Gordon were awarded 33,693, 20,216, 13,477, 51,083 and 8,086 shares, respectively, of restricted Common Stock. As of December 31, 2004, Messrs. Colson, Haddox, Wilson and Trawick and Ms. Gordon held 184,438, 94,621, 93,209, 51,678 and 32,528 shares, respectively, of restricted Common Stock with a market value of $1,475,504, $756,968, $745,672, $413,424 and $260,224, respectively.

(2)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange eligible stock options for shares of restricted Common Stock. On March 10, 2003, we accepted for exchange and cancelled eligible options tendered by employees and consultants, including the stock options granted to each of the Named Executive Officers during 2002, at an exchange ratio of one share of restricted Common Stock for every 2.24 option shares tendered. For a further description of the exchange offer, see “2001 Stock Incentive Plan” below.

(3)	Represents Quanta’s contribution to the individual’s 401(k) Plan.

2004 Stock Option Exercises and Year-End Option Values

     The following table sets forth for each of the Named Executive Officers information concerning the exercise of options during fiscal year 2004 and the number and value of securities underlying unexercised options held by the Named Executive Officer at December 31, 2004:

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised		In-the-Money Options at
	Acquired on		Options at December 31, 2004(#)(1)		December 31, 2004($)(2)
Name	Exercise (#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Colson	—	—	—	—	—	—
James H. Haddox	—	—	93,750	—	187,500	—
John R. Wilson	—	—	—	—	—	—
Kenneth W. Trawick	—	—	—	—	—	—
Dana A. Gordon	—	—	—	—	—	—

(1)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange eligible stock options for shares of restricted Common Stock. On March 10, 2003, we accepted for exchange and cancelled eligible options tendered by employees and consultants, including those tendered by the Named Executive Officers, at an exchange ratio of one share of restricted Common Stock for every 2.24 option shares tendered. For a further description of the exchange offer, see “2001 Stock Incentive Plan” below.

(2)	The closing price of our Common Stock on December 31, 2004 was $8.00.

Employment Agreements

     The employment agreements currently in effect for the Named Executive Officers prohibit each of them from disclosing our confidential information and trade secrets and generally restrict these individuals from competing with us for a period of one year after the termination of the individual’s employment. Each of these agreements has an initial term of three years, provides for an automatic annual extension at the end of its initial term and is terminable by us for “good cause” (as defined in the employment agreements) and, except in the case of Ms. Gordon, by the employee for “good reason” (as defined in the employment agreements) upon ten days’ written notice and by either party without good cause upon thirty days’ written notice. The employment agreements with the Named Executive Officers generally provide that if the executive’s employment is terminated by us without good cause, the executive will be entitled to receive a lump-sum severance payment on the effective date of termination equal to the executive’s base salary at the rate then in effect for the greater of (i) the time period remaining under the initial term or then current renewal term of her agreement and (ii) one year. In addition, the employment agreements with the Named Executive Officers generally provide that in the event of termination without good cause, the non-competition provisions of the agreements will not apply for any time period that the employee is not receiving or has not received severance compensation.

     The employment agreements with the Named Executive Officers contain certain change in control provisions, one of which provides that in the event that an acquiring entity does not give us and the executive notice five business days prior to closing of the transaction resulting in the “change in control” (as defined in the employment agreements) of the acquiring entity’s willingness to assume the obligations of the executive’s employment agreement, the change in control will be deemed a termination of the employment agreement by us without good cause. In this instance, the provisions that restrict competition with us will not apply, and the executive will be entitled to receive a lump-sum severance payment on the effective date of termination equal to, in the case of Messrs. Colson, Haddox, Wilson and Trawick, three times the sum of the executive’s base salary at the rate then in effect and the greater of (i) the highest annual bonus paid to the executive under Quanta’s annual incentive plan for the past three fiscal years and (ii) the executive’s annual bonus paid or payable under Quanta’s annual incentive plan for the most recently completed or current fiscal year, or, in the case of Ms. Gordon, three times her base salary at the rate then in effect for the greater of (i) the time period remaining under the initial term or then current renewal term of her agreement and (ii) one year.

     The employment agreements also provide that if within one year following a change in control the executive, in the case of Messrs. Colson, Haddox, Wilson and Trawick, terminates his agreement for good reason or, in the case of Ms. Gordon, is offered a “lesser position” (as defined in Ms. Gordon’s employment agreement), or the executive’s employment is terminated by us without good cause, the provisions that restrict competition with us will not apply, and the executive will be entitled to receive the applicable lump-sum severance payment described in the preceding paragraph. In addition, the employment agreement with Mr. Haddox provides that he may elect to terminate his agreement pursuant to the occurrence of a change in control by providing written notice at least five business days prior to closing of the transaction giving rise to the change in control. In this instance, the provisions that restrict competition with us will not apply, and Mr. Haddox will be entitled to receive the applicable lump-sum severance payment described in the preceding paragraph.

     On March 17, 2003, Mr. Haddox relinquished certain rights under his original employment agreement in exchange for an award of 50,000 shares of restricted Common Stock.

     On March 13, 2002, we also entered into change of control employment agreements with the Named Executive Officers and certain other key corporate and operating unit employees, a number of whom had pre-existing employment contracts. The change of control employment agreements will become effective upon a “change of control” (as defined in the change of control employment agreements) of Quanta. The change of control employment agreements provide that, following a change of control, if Quanta terminates the executive’s employment other than for “cause” (as defined in the change of control employment agreements), the executive terminates his employment for “good reason” (as defined in the change of control employment agreements) or the executive’s employment terminates due to death or disability, Quanta will pay certain amounts to the executive that vary with the level of the executive’s responsibility and the terms of the executive’s prior employment arrangements.

     The change of control employment agreements provide for payment of an amount equal to all salary, bonus and other compensation due the executive at termination, plus, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox and Wilson, Ms. Gordon and certain other employees, three times the sum of the executive’s base salary and “highest annual bonus” (as defined in the change of control employment agreements). Additionally, all stock options, restricted stock or other awards made under Quanta’s stock incentive plans will become fully vested, and the executive’s outstanding stock options will remain exercisable as if the executive remained employed by Quanta for, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox and Wilson, Ms. Gordon and certain other employees, three years following the executive’s termination. The change of control employment agreements also provide that Quanta will continue the executive’s health and welfare benefits for, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox and Wilson, Ms. Gordon and certain other employees, three years after the executive’s termination. The executive also will be considered to have remained employed for purposes of determining eligibility for retiree medical benefits until the expiration of, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox and Wilson, Ms. Gordon and certain other employees, three years following the executive’s termination. Quanta will also provide the executive with outplacement services as selected by the executive.

     The change of control employment agreements also provide that Quanta will make a gross up payment to the executive if payments under the change of control employment agreement (or otherwise) would be deemed “excess parachute payments” under Internal Revenue Code Section 280G and subject to the excise tax imposed by Internal Revenue Code Section 4999 in an amount equal to the excise tax imposed upon the payments.

     All of the change of control employment agreements provide that Quanta will make the payments described above if, within three years following a change of control, the executive terminates his employment for good reason, the executive is terminated other than for cause or the executive’s employment terminates due to death or disability. The change of control employment agreements with Messrs. Haddox and Wilson and Ms. Gordon also provide that Quanta will make the payments described above if the executive terminates his employment for any reason at all during a 30-day period beginning six months after the date of the change of control. Mr. Colson previously voluntarily relinquished his right to receive the payment described above upon a voluntary termination during such 30-day period. In addition, to conform Mr. Haddox’s change of control employment agreement to his existing employment arrangements, Mr. Haddox’s change of control employment agreement also provides that Quanta will make these payments if he terminates his employment for any reason during the five-day period immediately before the date of the change of control.

     To preserve for Quanta the benefit of non-competition agreements and other restrictive covenants of Mr. Wilson and certain other employees that were entered into in connection with the acquisition of those executives’ businesses, their change of control employment agreements provide that those covenants will not cease upon the voluntary termination of the executive’s employment during the 30-day period described above. In the case of Mr. Haddox, Ms. Gordon and certain other employees, their change of control employment agreements provide that if, within three years following a change of control, the executive terminates his employment for good reason, the executive is terminated other than for cause or the executive’s employment terminates due to death or disability, the covenant of non-competition, and any other restrictive covenants applicable to the executive under any employment or other agreement between Quanta and the executive, will cease to apply effective as of the termination of the executive’s employment.

     The change of control employment agreements provide that, on each anniversary of the execution date thereof, they shall be renewed for an additional three-year term unless Quanta provides notice to the employee within 60 days prior to the anniversary date that the term of the change of control employment agreement will not be so extended. On December 9, 2004, Quanta delivered notice of termination of the change of control employment agreements to the Named Executive Officers and each other key corporate and operating unit employee parties thereto. Accordingly, as a result of the termination notices, all of the change of control employment agreements will terminate on March 13, 2007.

2001 Stock Incentive Plan

     In December 1997, the Board of Directors adopted, and the stockholders of Quanta approved, the 1997 Stock Option Plan to provide directors, key employees, officers and certain advisors with additional incentives by increasing their proprietary interest in Quanta. The 1997 Stock Option Plan was amended from time to time and, in May 2001, was amended and renamed the 2001 Stock Incentive Plan (the 2001 Plan). The 2001 Plan has been amended from time to time and, most recently, was amended and restated on March 13, 2003, which amendment and restatement, in addition to incorporating all prior amendments, removed the formula stock option grant to non-employee directors and provided the Chief Executive Officer limited authority to make restricted Common Stock awards. The aggregate number of shares of Common Stock of Quanta with respect to which options or restricted Common Stock may be awarded may not exceed the greater of 3,571,275 shares or 12% of the outstanding shares of Quanta’s Common Stock and Limited Vote Common Stock. On February 27, 1998 and on March 3, 2003, Quanta filed a Registration Statement on Form S-8 with respect to 2,380,850 and 9,839,668 shares, respectively, of Common Stock issuable pursuant to the 2001 Plan.

     The 2001 Plan provides for the award of incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and restricted Common Stock (collectively, the Awards). The amount of ISOs that may be awarded under the 2001 Plan is limited to 3,571,275 shares. The 2001 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has, subject to applicable regulation and the terms of the 2001 Plan, the sole authority to grant Awards under the 2001 Plan, to construe and interpret the 2001 Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 2001 Plan. Pursuant to the terms of the 2001 Plan, Quanta’s Chief Executive Officer has the authority to award to individuals who are not officers (i) non-qualified stock options; provided that the aggregate number of shares of Common Stock issuable upon the exercise of the options awarded in any one calendar quarter does not exceed 100,000 shares of Common Stock and provided further, that the aggregate number of shares of Common Stock issuable upon the exercise of the options awarded to any individual in any one calendar quarter does not exceed 20,000 shares of Common Stock and (ii) shares of restricted Common Stock; provided that the aggregate value of the awards of restricted Common Stock granted in any one calendar quarter does not exceed $250,000 determined based on the fair market value of our Common Stock at the time of the grants and provided further, that the aggregate value of the awards of restricted Common Stock granted to any individual in any one calendar quarter does not exceed $25,000 determined based on the fair market value of our Common Stock at the time of the grants.

     All of Quanta’s employees (including officers), non-employee directors and certain consultants and advisors are eligible to receive Awards under the 2001 Plan, but only employees of Quanta are eligible to receive ISOs. Awards are exercisable during the period specified in each Award agreement and generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee. Unless specifically provided otherwise in the Award agreement, Awards become immediately vested and exercisable in the event of a “change in control” (as defined in the 2001 Plan) of Quanta. No option will remain exercisable later than ten years after the date of award (or five years in the case of ISOs awarded to employees owning more than 10% of the voting capital stock of Quanta). The exercise price for ISOs awarded under the 2001 Plan may be no less than the fair market value of a share of Common Stock on the date of award (or 110% in the case of ISOs awarded to employees owning more than 10% of the voting capital stock of Quanta).

     On January 21, 2003, Quanta offered eligible employees and consultants the opportunity to exchange outstanding stock options with an exercise price of $10.00 or more for shares of restricted Common Stock at an exchange ratio of one share of restricted Common Stock for every 2.24 option shares tendered. As restricted Common Stock, the shares are subject to forfeiture and other restrictions until they vest. Regardless of the vesting schedule of the eligible options offered for exchange, the restricted Common Stock issued in the offer vests over three years in three equal annual installments on February 28 of each year, beginning February 28, 2004, assuming the employee or consultant continues to meet the requirements for vesting. On March 10, 2003, Quanta accepted for exchange and cancelled eligible options to purchase an aggregate of 6,769,483 shares of its Common Stock, representing approximately 93% of the 7,289,750 options that were eligible to be tendered in the offer as of the offer expiration date. Pursuant to the terms of the exchange offer, Quanta issued 3,022,112 shares of restricted Common Stock in exchange for the tendered eligible options.

     The above description of the exchange offer is not complete, but is qualified by reference to the Schedule TO, as amended, that has been publicly filed with the SEC.

Equity Compensation Plan Information

     The following table sets forth information as of December 31, 2004, with respect to Quanta’s 2001 Stock Incentive Plan and Quanta’s 1999 Employee Stock Purchase Plan, both of which have been approved by the stockholders of Quanta.

Number of securities
remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued	exercise price	under equity compensation
	upon exercise of outstanding	of outstanding options,	plans (excluding securities
Plan category	options, warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,124,292 (1)	$11.50	12,094,824	(2)(3)

Equity compensation plans not approved by security holders	—	—	—

Total	1,124,292	$11.50	12,094,824

(1)	Does not include 1,551,614 shares of Common Stock authorized and reserved for issuance as of December 31, 2004, under our 1999 Employee Stock Purchase Plan, 290,407 shares of which were issued at a price of $5.27 per share on January 12, 2005.

(2)	Includes 1,551,614 shares of Common Stock authorized and reserved for issuance as of December 31, 2004, under our 1999 Employee Stock Purchase Plan. Under our 1999 Employee Stock Purchase Plan, the initial maximum number of 1,000,000 shares of Common Stock issuable under our 1999 Employee Stock Purchase Plan has been increased, and will be increased in the future, on June 1 of each year by an amount equal to the lesser of (i) 1,000,000 shares and (ii) a lesser amount of shares determined by the Board of Directors. The first annual increase in the share reserve occurred on June 1, 2000.

(3)	Includes 10,543,210 shares of Common Stock issuable as of December 31, 2004, under our 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan provides that the aggregate amount of Common Stock with respect to which stock options or restricted Common Stock may be awarded may not exceed 12% of Quanta’s outstanding Common Stock and Limited Vote Common Stock.

Compensation Committee Interlocks and Insider Participation

     In 2004, James R. Ball, Vincent D. Foster, H. Jarrell Gibbs and Louis C. Golm served as members of the Compensation Committee. None of these persons served as an employee or officer of Quanta or any of its subsidiaries during 2004 or was formerly an officer of Quanta or any of its subsidiaries.

PERFORMANCE GRAPH

     The following graph compares, for the period from December 31, 1999 to December 31, 2004, the cumulative stockholder return on our Common Stock with the cumulative total return on the Standard & Poor’s 500 Index (the S&P 500 Index), the Russell 2000 Index, a peer group index previously selected by our management that includes four public companies within our industry (the Previous Peer Group) and a new peer group selected by our management that includes six public companies within our industry (the New Peer Group). The comparison assumes that $100 was invested on December 31, 1999 in our Common Stock, the S&P 500 Index, the Russell 2000 Index, the Previous Peer Group and the New Peer Group, and further assumes all dividends were reinvested. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

     Due to our desire to regularly modify our peer group, as necessary, to ensure that it is comprised of companies whose business is substantially similar to ours, we added two companies to our peer group, one of which completed its initial public offering in May 2004. The Previous Peer Group was composed of Dycom Industries, Inc., MasTec, Inc., Chicago Bridge & Iron Company N.V. and Shaw Group, Inc. The New Peer Group is composed of Dycom Industries, Inc., MasTec, Inc., Chicago Bridge & Iron Company N.V., Shaw Group, Inc., InfraSource Services, Inc. and Integrated Electrical Services, Inc. The companies in the New Peer Group were selected because they comprise a broad group of publicly held corporations, each of which has some operations similar to ours. When taken as a whole, the New Peer Group more closely resembles our total business than any individual company in the group or than the Previous Peer Group.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG
QUANTA SERVICES, INC., THE S & P 500 INDEX, THE RUSSELL 2000 INDEX,
THE PREVIOUS PEER GROUP AND THE NEW PEER GROUP

	Quanta	S&P	Russell 2000	Previous	New
Measurement Period	Services, Inc.	500 Index	Index	Peer Group	Peer Group

December 31, 1999	$100.00	$100.00	$100.00	$100.00	$100.00
December 31, 2000	170.91	90.89	96.98	135.23	126.64
December 31, 2001	81.93	80.09	99.39	65.79	64.03
December 31, 2002	18.58	62.39	79.03	51.83	50.27
December 31, 2003	38.76	80.29	116.38	93.61	92.82
December 31, 2004	42.48	89.02	137.71	109.02	103.11

CERTAIN TRANSACTIONS

Transactions Involving Certain Officers, Directors and Stockholders

     Potelco, Inc., a Quanta subsidiary, leases its main office from the father of Gary A. Tucci, and leases another office from Gary A. Tucci, who is Chief Executive Officer of Potelco, Inc. and a director of Quanta. Currently, both leases are oral and on a month-to-month basis. The main office lease is for an approximately 15,000 square foot building with an approximately 8,000 square foot warehouse on approximately 5 acres, at a rental rate of $4,000 per month. The other lease is for an approximately 1,400 square foot office with an approximately 2,400 square foot maintenance facility on approximately 2 acres, at a rental rate of $2,800 per month. We believe that the rental rates of these leases do not exceed fair market value.

     Trawick Construction Company, Inc., a Quanta subsidiary, leases its main office from Trawick Holdings, LLC which is 10% owned by Kenneth W. Trawick, President of the Telecommunications and Cable Television Division of Quanta. The lease is for two properties, which include an approximately 10,000 square foot building, an approximately 6,000 square foot warehouse and an approximately 14,000 square foot shop, totaling approximately 12 acres, at a rental rate of $6,130 per month. We believe that the rental rate of this lease does not exceed fair market value.

     Arby Construction, Inc., a Quanta subsidiary, leases its main office from the father of Dennis M. Klumb. Mr. Klumb is the former Senior Vice President of Gas Operations of Quanta. The lease is for three buildings totaling approximately 40,000 square feet on approximately 29 acres, at a rental rate of $17,600 per month. We believe that the rental rate of this lease does not exceed fair market value.

     Spalj Construction Company, a Quanta subsidiary, leases its main office from Spalj Real Estate which is 50% owned by Luke T. Spalj, former President of the Telecommunications and Cable Television Division of Quanta. Currently, this lease is oral and on a month-to-month basis. The lease is for three buildings totaling approximately 33,100 square feet on approximately 5.25 acres, at a rental rate of $8,334 per month. We believe that the rental rate of this lease does not exceed fair market value.

     In October 2002, we entered into an Investor’s Rights Agreement with First Reserve in connection with its purchase of our Common Stock. In early 2004, First Reserve exercised its demand registration rights under the Investor’s Rights Agreement and required us to register under the Securities Act of 1933 20 million shares of our Common Stock held by First Reserve for resale. The registration statement in respect of the 20 million shares was declared effective on June 30, 2004, and a subsequent registration statement for an additional 3.8 million shares held by First Reserve was declared effective on September 21, 2004. In the fourth quarter of 2004, First Reserve completed two underwritten offerings for the resale of an aggregate of 23.8 million shares of our Common Stock. We did not receive any of the proceeds of these offerings. To facilitate those offerings, we entered into two underwriting agreements with First Reserve and the underwriters. The underwriting agreements contain typical provisions for underwritten offerings of stock, including indemnification provisions by Quanta and First Reserve in favor of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. We incurred approximately $564,000 in expenses in connection with these offerings.

     In February 2000, we submitted a written notice to Gary A. Tucci seeking indemnification from him for certain accounts receivable losses sustained by us in connection with our acquisition of Potelco, Inc. The total amount outstanding as a result of this indemnification claim is $144,104.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of Quanta’s equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

     Based only on our review of the copies of those forms furnished to us and written certifications from our directors and executive officers, we believe that, during 2004, all of our directors and executive officers were in compliance with the applicable filing requirements, except that Messrs. Gibbs and Bosco each inadvertently omitted certain information regarding one transaction required to be reported on a Form 4, Statement of Changes in Beneficial Ownership, and subsequently each filed such information on a Form 4 late.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed of three independent directors, designs and administers compensation programs covering executive officers and key management employees, including each of the Named Executive Officers. Our goal in designing compensation programs is to enable Quanta to attract, motivate and retain management personnel necessary for Quanta’s success. In furtherance of this goal, we work to design a compensation program (1) that is competitive with programs offered by companies with which Quanta competes for management personnel and (2) that rewards management for its contributions to Quanta’s short-term and long-term performance and for building stockholder value. As a part of the compensation program, we establish compensation goals for Quanta’s executive officers and key management employees and evaluate their performance with reference to those goals. The key components of our current compensation program are base salary, annual incentives and equity incentives.

Base Salary

     Base salaries for executive officers, including the Chief Executive Officer, are determined annually by the Committee, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution, experience and level of responsibility of the officer and the officer’s length of service.

Annual Incentive Plan

     Our annual incentive plan is designed to provide Quanta’s executive officers and key management employees with additional performance incentives in the form of an annual incentive, payable in cash and/or restricted common stock, in recognition of meeting certain financial and operational goals. For 2004, pursuant to the annual incentive plan, each operating unit executive’s annual incentive was determined using a formula based on achievement of an operating income goal. Corporate executive incentives for 2004 under the annual incentive plan also were determined based on meeting or exceeding an operating income goal. Pursuant to the above formulas and particularly in light of Quanta’s 2004 financial performance, most executive officers and key management employees were not made an award for 2004.

Supplemental Incentive Plan

     Our supplemental incentive plan provides an additional incentive to operating unit executives and corporate management personnel based upon performance against selected goals. For operating unit executives during 2004, 50% of this incentive was based on achieving a return on assets target, 25% was based on achieving certain safety objectives, and the remaining 25% was based on achieving certain other stated objectives. For executive officers and key corporate management personnel during 2004, 50% of the supplemental incentive was based on achieving a return on equity target, and the remaining 50% was based on achieving certain stated objectives. Under the second portion of the supplemental incentive plan, several executive officers and key management employees were awarded shares of restricted common stock under the supplemental incentive plan for 2004.

Discretionary Incentive Plan

     Under our discretionary incentive plan, we establish an annual incentive pool to reward exceptional performance by Quanta’s operating unit executives, executive officers and key corporate management personnel. This incentive pool is awarded at the discretion of Quanta’s Chief Executive Officer, with our approval, and is payable in cash and/or restricted common stock. With our approval, Quanta’s Chief Executive Officer awarded several executive officers and key management employees shares of restricted common stock for 2004.

The Use of Equity Incentives

     Consistent with our goal of retaining management personnel necessary for Quanta’s success over the long-term, Quanta traditionally provided stock option awards as additional compensation to its key executives. During 2003, we began using restricted common stock rather than stock options for Quanta’s various incentive programs. The last option grant to an employee was made in November of 2002. We continued the use of restricted stock during 2004. Most of the options previously awarded to Quanta’s key executives vest at the rate of 25% per year commencing on the date of grant, and expire 10 years from the date of grant or three months following termination of employment. The exercise price per share was set at the fair market value per share on the date of award. Most of the restricted common stock awards vest at the rate of 33.33% per year commencing on the applicable date for the quarter in which the award is made.

Stock Ownership Guidelines

     The Board expects all directors and executive officers to display confidence in Quanta by ownership, after five years of service, of a significant amount of stock. The Governance and Nominating Committee has established guidelines for the amount of Quanta stock, as a multiple of the director’s annual cash retainer and executive’s base salary, that should be held by such individuals. These stock ownership guidelines are set forth in Quanta’s Corporate Governance Guidelines.

Compensation of Chief Executive Officer

     Effective April 1, 2004, we approved an increase in Mr. Colson’s base annual salary to $630,000 and in March 2004, Mr. Colson also received $250,000 worth of restricted common stock. We approved the increase in base salary and the award of restricted common stock after consultation with an executive compensation expert, review of compensation practices of Quanta’s peer companies and an evaluation of Mr. Colson’s performance against specified strategic goals for 2003.

     In March 2005, we evaluated Mr. Colson’s compensation in light of Quanta’s overall 2004 performance and maintained Mr. Colson’s salary at $630.000. Pursuant to the terms of Quanta’s annual and supplemental incentive plans, we considered Quanta’s performance against operating income goals, return on equity targets and Mr. Colson’s achievement of specified strategic goals for 2004, including (i) improvement of Quanta’s overall safety performance, (ii) compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 relating to Quanta’s internal control over financial reporting and (iii) improvement of overall cash flow through a focus on margin improvement and working capital management.

     Based on an evaluation of these financial and strategic goals, we awarded him $300,000 worth of restricted common stock under the supplemental incentive plan.

     This report is furnished by the Compensation Committee of the Board of Directors.

James R. Ball, Chairman
Bernard Fried
Louis C. Golm

REPORT FROM THE AUDIT COMMITTEE

     The Audit Committee is composed of three independent directors and operates under a formal written charter adopted by the Board of Directors.

     As members of the Audit Committee, our primary purpose is to assist the Board of Directors’ oversight of (1) the quality and integrity of Quanta’s financial statements, (2) the independent registered public accounting firm’s qualifications, independence and performance, (3) the performance of Quanta’s internal audit function, and (4) Quanta’s compliance with applicable legal and regulatory requirements. The Audit Committee is solely responsible for the appointment and compensation of Quanta’s independent registered public accounting firm. In carrying out our role, we rely on Quanta’s management and independent registered public accounting firm. Management is responsible for Quanta’s financial reporting processes including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Quanta’s independent registered public accounting firm is responsible for expressing an opinion as to whether the consolidated financial statements are free of material misstatements based on their audit. Our responsibility is to monitor and review these processes.

     We have reviewed and discussed Quanta’s audited consolidated financial statements with management. Management has confirmed to us that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

     In addition, we have discussed with PricewaterhouseCoopers LLP, Quanta’s independent registered public accounting firm, the matters required to be discussed by SAS No. 61 (Communication with Audit Committees) including the quality of the accounting principles as applied to financial reporting.

     We have received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from Quanta and its related entities), and have discussed with PricewaterhouseCoopers LLP their independence from Quanta.

     Based on our review and discussions referred to above, we recommended to Quanta’s Board of Directors that Quanta’s audited consolidated financial statements be included in Quanta’s Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

James R. Ball, Chairman
Bernard Fried
Louis C. Golm

Audit Fees

     The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all audit and permissible non-audit services to be provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. On an annual basis, the Audit Committee reviews and, as it deems appropriate, pre-approves the particular services to be provided by our independent registered public accounting firm and establishes specific budgets for each service. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee must be informed promptly of the provision by our independent registered public accounting firm of each service that is pre-approved by the Audit Committee. In addition, the Audit Committee may periodically revise the list of pre-approved services and related fee levels, based on subsequent determinations. Any services expected to exceed pre-approved fee levels require the specific pre-approval of the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members.

     The following table details the aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2003 and 2004:

	2003	2004
Audit Fees (1)	$886,317	$2,107,589
Audit-Related Fees (2)	—	30,266
Tax Fees (3)	—	3,250
All Other Fees	—	—

Total	$886,317	$2,141,105

(1)	Represents fees for professional services rendered for the audit of Quanta’s annual financial statements and review of financial statements included in Quanta’s Forms 10-Q, state licensing pre-qualification filings and the statutory audit of one of Quanta’s subsidiaries for each of fiscal years 2003 and 2004 and (i) for fiscal year 2003, includes fees for work performed on Quanta’s issuance and subsequent registration of publicly-held debt and (ii) for fiscal year 2004, includes fees for work relating to the attestation of Quanta management’s report on the effectiveness of internal control over financial reporting and work performed in connection with a secondary offering of Quanta’s Common Stock.

(2)	Represents fees for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of Quanta’s financial statements and for fiscal year 2004, includes fees for consultations as to the accounting treatment of a specific transaction based on current and proposed accounting standards.

(3)	Represents fees for professional services rendered for tax compliance, tax advice and tax planning and for fiscal year 2004, includes fees solely for tax consulting services in connection with the filing of a Form 5500 by one of Quanta’s subsidiaries.

     The Audit Committee has reviewed the services performed by PricewaterhouseCoopers LLP and the related fees and has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL NO. 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements and our internal control over financial reporting and to attest to our management’s report on internal control over financial reporting for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has served as our independent public accounting firm since June 2002. We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Quanta and its stockholders.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with the opportunity to make a statement, if they choose, and to respond to appropriate questions.

We recommend a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION

     Stockholder Proposals and Nomination of Directors for the 2006 Annual Meeting. Stockholders who desire to submit a proposal for inclusion in the proxy materials for our 2006 annual meeting of stockholders or recommend persons who they believe should be nominated for election to our Board may do so by complying with the procedures described in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Quanta’s Corporate Secretary at our principal executive offices no later than December 21, 2005. Stockholder proposals should be addressed to Corporate Secretary, c/o General Counsel’s Office, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.

     Under our bylaws, with respect to any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement but instead is proposed to be presented directly at our 2006 annual meeting, a stockholder’s notice must be received by our Corporate Secretary at the address of our principal executive offices set forth above not earlier than January 26, 2006 and not later than February 25, 2006 (unless the 2006 annual meeting date is before April 26 or after August 4, in which case we must receive such notice not earlier than 120 days before such annual meeting date and not later than the later of 90 days before such annual meeting date and 10 days after we first publicly announce the date of such annual meeting). However, if the number of directors to be elected at the 2006 annual meeting of stockholders is increased and we do not publicly announce the nominee(s) for the new directorship(s) by February 15, 2006, a stockholder’s notice solely with respect to nominee(s) for the additional directorship(s) must be received by our Corporate Secretary not later than 10 days after we first publicly announce the increase in the number of directors. Any such stockholder proposal and director nomination must comply in all respects with the specific requirements included in our bylaws. Quanta’s bylaws are available on Quanta’s website at www.quantaservices.com under the heading “Corporate Governance.” If a stockholder’s notice regarding a stockholder proposal or director nomination is received after the applicable deadline, our proxy materials for the 2006 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement for our 2006 annual meeting of stockholders.

     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by Quanta. The cost of soliciting proxies in the enclosed form, which may include the cost of preparing, printing and mailing the proxy materials, will be borne by Quanta. Our officers, directors and other employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile, postings on our website or other electronic means. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our Common Stock and obtain their voting instructions. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our stock.

     Other Matters. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters as recommended by the Board or, if no recommendation is given, in accordance with their best judgment and discretion.

     In some instances, only one proxy statement and annual report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. A stockholder who wishes to receive a separate copy of the proxy statement or annual report now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement or annual report and wish to receive a single copy of these documents, should submit a written request to Investor Relations, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056 or call 713-629-7600.

By Order of the Board of Directors

Dana A. Gordon
Corporate Secretary

Houston, Texas
April 20, 2005

Appendix A

Quanta Services, Inc.
Director Independence Standards

     The Board believes that the interests of the stockholders are best served by having a mix of independent and non-independent directors, with a majority of directors who meet Quanta’s standards for independence. To be considered independent, the Board must affirmatively determine that a director has no material relationship with Quanta. The following guidelines shall be followed by the Board in determining director independence:

(a)	A director will not be independent if:

(i) the director, or an immediate family member of the director, is or has been within the last three years employed by Quanta;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Quanta, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

(iii) (A) the director, or an immediate family member of the director, is a current partner of a firm that is Quanta’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Quanta’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of Quanta’s present executive officers at the same time serve or served on that company’s compensation committee;

(v) the director is a current director, executive officer or employee, or an immediate family member of the director is a current executive officer, of a company that does business with Quanta and the annual sales to, or purchases from, Quanta in any of the last three fiscal years exceed the greater of $1 million or 2% of the other company’s or Quanta’s consolidated gross revenues;

(vi) the director is a current director or executive officer of another company that is indebted to Quanta, or to which Quanta is indebted, and the total amount of either company’s indebtedness to the other is more than 2% of the total consolidated assets of the other company; or

(vii) the director serves as an officer, director or trustee of a charitable organization, and Quanta’s discretionary charitable contributions to the organization are more than 2% of that organization’s total annual charitable receipts.

(b)	For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be considered independent under the NYSE rules, shall be made by Quanta’s independent directors. In accordance with the NYSE rules, provided the above categorical standards are disclosed and directors meet such standards and otherwise are determined to be independent, Quanta may make in its annual proxy statement or annual report on Form 10-K a general statement that the independent directors meet the standards of the Board, without detailing particular aspects of the immaterial relationships between individual directors and Quanta. In the event a director with a material relationship that does not fit within the disclosed standards, or a director who does not meet such standards is nonetheless determined to be independent, the Board shall disclose or specifically explain the basis for its determination in accordance with the NYSE rules.

     The Board recognizes that members of the Audit Committee may be subject to more stringent standards of “independence” pursuant to applicable rules and regulations. Any such more stringent standards will be reflected in the Audit Committee Charter.

QUANTA SERVICES, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Dana A. Gordon, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 26, 2005, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 20, 2005 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

(Continued on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

QUANTA SERVICES, INC.

May 26, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯ Please Detach and Mail in the Envelope Provided ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1
AND “FOR” PROPOSAL NO. 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

proposal no. 1:	Election of Directors

NOMINEES
☐	FOR ALL NOMINEES	¡	James R. Ball
		¡	John R. Colson
☐	WITHHOLD AUTHORITY	¡	Bernard Fried
	FOR ALL NOMINEES	¡	Louis C. Golm
		¡	Worthing F. Jackman
☐	FOR ALL EXCEPT	¡	Bruce Ranck
	(See instructions below)	¡	Gary A. Tucci
		¡	John R. Wilson

Instruction:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

proposal no. 2:	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

☐	FOR

☐	AGAINST

☐	ABSTAIN

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD
PROMPTLY. THANK YOU!

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QUANTA SERVICES, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Dana A. Gordon, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Limited Vote Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 26, 2005, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 20, 2005 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF LIMITED VOTE COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEE LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

LIMITED VOTE COMMON STOCK

PROPOSAL NO. 1:	ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR the nominee.

Nominee (01) Vincent D. Foster

FOR	WITHHOLD
☐	☐

PROPOSAL NO. 2:	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Date:	, 2005

Signature

Signature

Title:

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.